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                                                                     Exhibit 2.2

                 AGREEMENT OF MERGER AND PLAN OF REORGANIZATION

       This Agreement of Merger and Plan of Reorganization, dated as of the 16th day of July, 1998, is entered into by and between Digital Acquisition Corporation ("Digital Acquisition"), a California corporation and LVL Communications Corporation (the "Surviving Corporation"), a California corporation.


                              W I T N E S S E T H:

       WHEREAS, Digital Acquisition is a corporation duly organized and existing under the laws of the State of California,

       WHEREAS, the Surviving Corporation is a corporation duly organized and existing under the laws of the State of California,

       WHEREAS, Digital Acquisition has an authorized capitalization consisting of 100,000 shares of common stock, with no par value ("Common Stock");

       WHEREAS, the Surviving Corporation has an authorized capitalization consisting of 30,000,000 shares of common stock, with no par value ("Surviving Corporation Common Stock");

       WHEREAS, the Surviving Corporation is subject to an April 16, 1998 Order of the United States Bankruptcy Court for the Northern District of California (the "Order") confirming a First Amended Plan of Reorganization (the "Plan of Reorganization"), and the Board of Directors of the Surviving Corporation wish to comply with this Order and First Amended Plan of Reorganization;

       WHEREAS, the respective Boards of Directors of the Surviving Corporation and Digital Acquisition, and a majority of the holders of the outstanding voting shares of Digital Acquisition, have determined that it is advisable that Digital Acquisition be merged into the Surviving Corporation on the terms and conditions hereinafter set forth; and

       WHEREAS, the respective Boards of Directors of the Surviving Corporation and Digital Acquisition intend that this Agreement of Merger and Plan of Reorganization shall qualify as a reorganization under Section 368(a)(1) of the Internal Revenue Code;

       NOW, THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties herein contained, it is agreed that, in accordance with the applicable statutes of the State of California, Digital Acquisition shall be at the effective date of the merger merged with and into the Surviving Corporation, which shall be the surviving corporation, and that the terms and conditions of such merger and the mode of carrying it into effect shall be as follows:


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                                    ARTICLE I

                     MERGER OF DIGITAL ACQUISITION INTO THE
                  SURVIVING CORPORATION; SURVIVING CORPORATION
         TO SUCCEED TO PROPERTIES AND OBLIGATIONS OF DIGITAL ACQUISITION

       At the effective date of the merger, Digital Acquisition shall be merged with and into the Surviving Corporation, the separate existence of Digital Acquisition shall cease and the Surviving Corporation shall continue in existence as the surviving corporation, and, without other transfer or assumption, succeed to and possess all the estate, properties, rights, privileges, immunities and franchises, as well of a public as of a private nature, of Digital Acquisition; and all property, real, personal and mixed, and all debts due on whatever account, including subscriptions to shares, and all other choses in action, and all and every other interest, of or belonging to or due to Digital Acquisition, shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, as provided in Sections 1100 and 1400 of the California Corporations Code.

       If at any time the Surviving Corporation shall consider or be advised that any further assignments, conveyances or assurances in law are necessary or desirable to carry out the provisions hereof, the proper officers and directors of Digital Acquisition as of the effective date of the merger shall execute and deliver any and all proper deeds, assignments and assurances in law, and do all things necessary or proper to carry out the provisions hereof.


                                   ARTICLE II

                            ARTICLES OF INCORPORATION
                     OF SURVIVING CORPORATION; GOVERNING LAW

       From and after the effective date of the merger and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of the Surviving Corporation shall continue to be its Articles of Incorporation and Bylaws, until altered or amended. The Surviving Corporation shall be governed under the laws of the State of California. The address of the principal office of the Surviving Corporation in the State of California shall be 480 Cowper Street, Palo Alto, California 94301.


                                   ARTICLE III

               CONVERSION OF CAPITAL STOCK OF DIGITAL ACQUISITION
               INTO THE COMMON STOCK OF THE SURVIVING CORPORATION

       (a) At the effective date of the merger, each share of outstanding Common Stock and all shares of treasury stock of Digital Acquisition and all rights in respect thereof, shall forthwith cease to exist and be canceled, except for the rights set forth below and except as provided by law in respect of shares as to which the holders may exercise appraisal rights.


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       (b)    At the effective date of the merger, each treasury share of
Preferred Stock of the Surviving Corporation shall be canceled.

       (c) At the effective date of the merger, there shall be delivered in conversion of and exchange for one share of Digital Acquisition Common Stock outstanding immediately prior to the merger, 300 shares of the Common Stock of the Surviving Corporation.

       (d) Each holder of a certificate or certificates representing shares of Digital Acquisition Common Stock outstanding immediately prior to the merger shall, upon presentation of such certificate or certificates for surrender to the Surviving Corporation, be entitled to receive in exchange therefor a certificate or certificates representing the shares of a fully paid and non-assessable Surviving Corporation Common Stock to which such holder shall be entitled upon the aforesaid basis of exchange. Until so surrendered, each outstanding certificate which prior to the merger represented shares of Digital Acquisition Common Stock shall be deemed, for all corporate purposes, to evidence ownership of the number of shares of Surviving Corporation Common Stock into which the same shall have been converted and exchanged.

       (e) No scrip or fractional share certificates of Surviving Corporation Stock will be issued, and outstanding fractional share interests will not entitle the owner thereof to vote, to receive dividends or to any rights of a stockholder with respect to such fractional interest.

       (f) Each share of the capital stock of the Surviving Corporation outstanding immediately prior to the merger shall continue to be outstanding and shall be one share of capital stock of the Surviving Corporation.


                                   ARTICLE IV

                                     BYLAWS

       When the merger becomes effective, the Bylaws of the Surviving Corporation shall be and become the Bylaws of the Surviving Corporation.


                                    ARTICLE V

                                    DIRECTORS

       When the merger becomes effective, the Board of Directors of the Surviving Corporation, pursuant to Section 1400 of the California Corporations Code, shall appoint or reaffirm the following members of the Board of Directors to serve until their respective successors are appointed, as provided in the Bylaws of the Surviving Corporation: Frank M. DeLape, Calbert Lai, Thomas Schultz, and Russell Knittle, and one further director pursuant to the Order and Plan of Reorganization.



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                                   ARTICLE VI

          SHAREHOLDERS AND BOARD OF DIRECTORS APPROVAL; EFFECTIVE DATE

       This Plan and Agreement of Merger has been approved by a majority of the holders of the outstanding voting shares of Digital Acquisition, and, pursuant to Section 1400 of the California Corporations Code, by the Board of Directors of the Surviving Corporation, as provided by the applicable laws of the State of and California. If this Plan and Agreement of Merger is not abandoned pursuant to the provisions of Article VI hereof, Articles of Merger containing this Plan and Agreement of Merger, and of such other instruments as may be required, respectively, by the laws of the State of California, shall be executed, verified and delivered as soon as practicable, to the Office of the Secretary of State California. The merger shall become effective at such time as the Secretary of State of California have issued a certificate of merger with respect to such merger, the date of the later of such issuances being herein sometimes referred to as the "effective date of the merger."


                                   ARTICLE VII

                                   ABANDONMENT

       This Plan and Agreement of Merger may be abandoned at any time before the effective date of the merger, by action of either of the Boards of Directors of Digital Acquisition or the Surviving Corporation.

       In the event of abandonment of this Plan and Agreement of Merger by the Board of Directors of either Digital Acquisition or the Surviving Corporation as approved above, written notice shall forthwith be given to the other party.


                                  ARTICLE VIII

                             MODIFICATION AND WAIVER

       Digital Acquisition and the Surviving Corporation, by mutual consent of their respective Boards of Directors, may amend, modify and supplement this Plan and Agreement of Merger in such manner as may be agreed upon by them in writing at any time before or after action thereon by the shareholders of Digital Acquisition or by the Board of Directors of the Surviving Corporation or both; provided, however, that no such amendment, modification or supplement shall affect the rights of the shareholders of Digital Acquisition or the Surviving Corporation in a manner which is materially adverse to such shareholders in the judgment of the respective Board of Directors. Either Digital Acquisition or the Surviving Corporation may, pursuant to action by its Board of Directors, by an instrument in writing, extend the time for or waive the performance of any of the obligations of the other or waive compliance by the other with any of the covenants or conditions contained in this Plan and Agreement of Merger; provided, however, that no such


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waiver or extension shall affect the rights of the shareholders of Digital
Acquisition or the Surviving Corporation in a manner which is materially adverse to such shareholders in the judgment of the Board of Directors so acting.


                                   ARTICLE IX

                                  COUNTERPARTS

       This Plan and Agreement of Merger may be executed in multiple counterparts, each of which when so executed shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

       IN WITNESS WHEREOF, Digital Acquisition and the Surviving Corporation, each pursuant to the approval and authority duly given by resolutions adopted by its Board of Directors, have each caused this Plan and Agreement of Merger to be executed by its officers thereunto duly authorized.



ATTEST                                       DIGITAL ACQUISITION CORPORATION



By:                                          By:
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    Jeffrey W. Tomz, Secretary                   Frank M. DeLape, President




ATTEST                                       LVL COMMUNICATIONS CORPORATION




By:                                          By:
    ------------------------------------         -------------------------------
    Stephen Venuti, Secretary                    Calbert Lai, President



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